Exhibit 99.1

WAUSAU PAPER EXTENDS ADVANCE NOTICE

DEADLINE FOR DIRECTOR NOMINATIONS

MOSINEE, WI – January 19, 2012 – Wausau Paper (NYSE:WPP) today announced that its Board of Directors has amended the Company’s Bylaws to extend by nearly three weeks, until Friday February 10, the deadline for shareholders to nominate candidates for election to the Company’s Board of Directors at the Company’s 2012 Annual Meeting of Shareholders.  The deadline was extended by the Board after discussion with Starboard Value LP (which together with its affiliates, owns by report 9.3 percent of the Company’s outstanding Common Stock) in order to pursue further discussions with Starboard.

Important Information

Wausau Paper, its directors, and certain of its officers and other employees are or may be participants in the solicitation of proxies from Wausau Paper’s shareholders in connection with Wausau Paper’s 2012 annual meeting.  Important information concerning the identity and interests of these persons will be available on a Schedule 14A that Wausau Paper will file with the SEC.

Wausau Paper will file a proxy statement in connection with its 2012 annual meeting.  The proxy statement, any other relevant documents, and other materials filed with the SEC concerning Wausau Paper are (or will be, when filed) available free of charge at http://www.sec.gov and http://www.wausaupaper.com/investors.aspx.  Shareholders should read carefully the proxy statement and the accompanying proxy card when they become available because they will contain important information before making any voting decision.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #